Exhibit 99.1

Altimmune Announces Third Quarter 2019 Financial Results and Provides a Business Update

Conference Call & Webcast Scheduled for Thursday, November 14, at 8:30am Eastern Time

GAITHERSBURG, Maryland, November 13, 2019 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced financial results for the quarter ended September 30, 2019 and provided a business update.

“We are pleased with our progress in 2019, as we have successfully diversified our product pipeline while minimizing cash burn,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “The Altimmune team continues to deliver on the R&D front with expected IND filings for ALT-801 and HepTcell during 2020. In addition, we are preparing for the initiation of the Phase 1b trial of our NasoShield program in the first quarter of 2020.”

Dr. Garg added, “In ALT-801 and HepTcell, we are developing two liver disease drug candidates for very large, unaddressed patient populations, and in NasoShield, we are developing a drug candidate with the potential to disrupt the nearly $300 million per year anthrax vaccine market, which currently only has one participant. As we look forward to 2020, we believe that Altimmune has sufficient resources to advance our ongoing clinical programs and deliver on multiple value creating R&D milestones for our shareholders.”

Recent Highlights

•	ALT-801 pre-clinical data presented at multiple conferences

Since acquiring ALT-801, a potent GLP-1/Glucagon receptor dual agonist for the treatment of non-alcoholic steatohepatitis (NASH), the Company has presented the IND-enabling preclinical data and Phase 1 clinical trial plans at the H.C. Wainwright NASH Investor Day, the B. Riley NASH KOL Symposium, and the JMP Securities NASH Forum. ALT-801 is a peptide-based therapeutic candidate with balanced agonist activity on both the GLP-1 and glucagon receptors and a differentiated PK profile. ALT-801 is designed to treat the underlying metabolic dysfunction and obesity that leads to NASH, the most severe form of non-alcoholic fatty liver disease (NAFLD). The Company is preparing for an IND submission in 2020, with data readouts from a Phase 1 clinical trial anticipated during 2021.

•	NASH KOL call with Dr. Stephen Harrison on December 5

Altimmune is hosting a NASH KOL call with Dr. Stephen Harrison on December 5 at 11 am, EST. In the coming days, a copy of the invitation will be posted to the events and presentations page on our website, www.altimmune.com. Dr. Harrison, a leading authority in the development of NASH therapies, is a visiting professor of hepatology at the Radcliffe Department of Medicine, University of Oxford as well as the medical director for Pinnacle Clinical Research and the president of Summit Clinical Research. The call will include commentary from Dr. Harrison on the evolving field of NASH product candidates, a presentation on ALT-801 by Altimmune management, followed by an open question and answer session with all participants.

•	NasoShield awarded $3.7 million BARDA funding for Phase 1b trial

In Q3, the Company modified its existing anthrax vaccine development contract with the Biomedical Advanced Research and Development Authority (BARDA) resulting in $3.7 million additional funding. The supplemental funding will support the conduct of a Phase 1b clinical trial of NasoShield to evaluate alternative methods of intranasal dosing in humans. NasoShield is being developed as a single-dose, intranasal anthrax vaccine, and is the only anthrax product supported by BARDA that potentially offers transformational improvements over the current two and three dose vaccines. The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), with a total potential value of $133.7 million if all options in the contact are exercised.

•	M. Scott Harris, M.D. appointed as Chief Medical Officer

In September, the Company appointed M. Scott Harris, M.D. as Chief Medical Officer. Dr. Harris is a seasoned medical professional with extensive experience in hepatology and gastroenterology and broad expertise in managing clinical trials from early stage development through successful Phase 3 trials. Dr. Harris has an M.D. from Harvard Medical School and an MS in Administrative Medicine and Population Health from the University of Wisconsin Medical School. His post-graduate training includes residencies at John Hopkins Hospital and the University of Pennsylvania, and a Gastroenterology and Hepatology Fellowship at the Yale University School of Medicine.

Financial Results for the Third Quarter Ended September 30, 2019

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At September 30, 2019, the Company had cash, cash equivalents and short-term investments of $39.2 million. During the third quarter, the Company invested a portion of its cash balances in investment grade securities to maximize the yield on its resources. All investments are highly liquid and immediately accessible.

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Revenue in the third quarter was $0.64 million compared to $2.6 million in the prior year period. The change was due to a decrease in billings under the Company’s U.S. government contracts due to timing of manufacturing and clinical trials.

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Research and development expenses in the third quarter were $8.7 million compared to $4.7 million in the prior year period. The increase was attributable to IPR&D expense recognized in conjunction with the acquisition of Spitfire Pharma, Inc., offset by lower manufacturing and clinical trial costs on its programs.

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General and administrative expenses in the third quarter were $2.2 million compared to $2.0 million in the prior year period. The increase was due primarily to an increase in insurance expense and stock compensation.

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The Company recognized $1.0 million in impairment charges during Q3 related to its SparVax-L program. The development contract with NIAID ended in Q3 2019, and no further funding has been identified. As disclosed by BARDA, U.S. government funding now will focus on post-exposure vaccines that offer transformational improvements over a two-dose vaccine. Since SparVax-L is a two-dose vaccine candidate and our NasoShield program fits the government’s funding profile with active funding, additional development of SparVax-L is not expected.

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Net loss attributed to common stockholders for the third quarter was $10.9 million, or ($0.74) per share, compared to $2.3 million, or ($1.73) per share in the same period of 2018. The higher net loss is primarily attributable to a $7.2 million charge related to the July 2019 acquisition of Spitfire Pharma, Inc. and the $1 million impairment described above.

Conference Call Information

Altimmune will host a conference call to discuss the company’s third quarter results and other business information.

Date:	Thursday, November 19, 2019
Time:	8:30am Eastern Time
Domestic:	855-327-6837
International:	631-891-4304
Conference ID:	10008064
Webcast:	http://public.viavid.com/index.php?id=136942

Following the conclusion of the call, the webcast will be available for replay on the Investor Relations page of the Company’s website at www.altimmune.com.  The company has used, and intends to continue to use, the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for liver disease and immune modulating therapies. Our diverse pipeline includes next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™), conjugated immunostimulants for the treatment of cancer (ALT-702) and intranasal vaccines (NasoVAX™ and NasoShield™). For more information on Altimmune, please visit www.altimmune.com.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the timing of key milestones for our clinical assets, the filing of the IND for ALT-801 in 2020, the initiation of a Phase 1 clinical study in 2020 and receipt of data from this clinical study in 2021, the initiation of a NasoShield Phase 1b clinical study in the first quarter of 2020, the filing of the IND for HepTcell in 2020, and the prospects for regulatory approval, commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under the Company’s agreement with Biomedical Advanced Research and Development Authority (“BARDA”), or the Company’s contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”); the Company’s ability to satisfy certain technical milestones under the Company’s contracts with BARDA and NIAID that would entitle the Company to receive additional funding over the period of the agreement; the preservation of the Company’s net operating loss carryforwards; the impact of the Tax Cuts and Jobs Act; delays caused by third parties challenging government contracts awarded to the Company; the receipt of future potential payments under government contracts or grants; the Company’s ability to identify potential future government contracts or grant awards; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to identify and consummate potential future strategic partnerships or business combinations; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources; unforeseen safety and efficacy issues; breaches of data privacy, or disruptions in the Company’s information technology systems; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Will Brown	Ashley R. Robinson
Chief Financial Officer	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: wbrown@altimmune.com	Email: arr@lifesciadvisors.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,972,482	$33,718,713
Restricted cash	34,174	634,416
Total cash, cash equivalents and restricted cash	11,006,656	34,353,129
Short-term investments	28,226,026	—
Accounts receivable	1,012,491	3,461,938
Tax refund receivable	968,597	1,008,973
Prepaid expenses and other current assets	410,148	548,094
Total current assets	41,623,918	39,372,134
Property and equipment, net	1,162,715	1,342,802
Right of use asset	717,303	—
Intangible assets, net	12,741,656	13,851,924
Other assets	142,331	183,682
Total assets	$56,387,923	$54,750,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,884	$372,860
Accrued expenses and other current liabilities	2,311,824	4,082,949
Notes payable	105,062	71,596
Total current liabilities	2,466,770	4,527,405
Deferred income taxes	—	58,500
Contingent consideration	2,750,000	—
Other long-term liabilities	1,787,203	1,852,071
Total liabilities	7,003,973	6,437,976
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 15,338,356 and 9,078,735 shares issued; 15,338,072 and 9,078,238 shares outstanding at September 30, 2019 and December 31, 2018, respectively	1,502	876
Additional paid-in capital	187,683,155	170,207,844
Accumulated deficit	(133,279,497)	(116,855,991)
Accumulated other comprehensive loss	(5,021,210)	(5,040,163)
Total stockholders’ equity	49,383,950	48,312,566
Total liabilities and stockholders’ equity	$56,387,923	$54,750,542

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$643,978	$2,634,393	$5,225,600	$7,742,514
Operating expenses:
Research and development	8,729,697	4,728,726	14,892,464	15,394,616
General and administrative	2,187,661	1,963,733	6,485,960	7,345,651
Impairment charges	1,000,000	—	1,000,000	490,676
Total operating expenses	11,917,358	6,692,459	22,378,424	23,230,943
Loss from operations	(11,273,380)	(4,058,066)	(17,152,824)	(15,488,429)
Other income (expense):
Changes in fair value of warrant liability	76,000	806,224	30,000	(2,874,484)
Changes in fair value of embedded derivatives	—	185,768	—	183,638
Interest expense	(756)	(166,946)	(2,244)	(169,737)
Interest income	224,058	21,100	649,268	78,306
Other income (expense)	(23,734)	31,378	(6,206)	289,053
Total other income (expense)	275,568	877,524	670,818	(2,493,224)
Net loss before income tax benefit	(10,997,812)	(3,180,542)	(16,482,006)	(17,981,653)
Income tax benefit	58,500	829,393	58,500	3,318,124
Net loss	(10,939,312)	(2,351,149)	(16,423,506)	(14,663,529)
Other comprehensive income (loss) – foreign currency translation adjustments	—	—	—	(463,177)
Other comprehensive income (loss) – unrealized gains on investments	18,953	—	18,953	—
Comprehensive loss	$(10,920,359)	$(2,351,149)	$(16,404,553)	$(15,126,706)
Net loss	$(10,939,312)	$(2,351,149)	$(16,423,506)	$(14,663,529)
Preferred stock accretion and other deemed dividends	—	64,139	(452,925)	(2,527,275)
Net loss attributed to common stockholders	$(10,939,312)	$(2,287,010)	$(16,876,431)	$(17,190,804)
Weighted-average common shares outstanding, basic and diluted	14,768,931	1,321,289	12,481,494	983,651
Net loss per share attributed to common stockholders, basic and diluted	$(0.74)	$(1.73)	$(1.35)	$(17.48)